Exhibit 10.13

EMPLOYMENT AGREEMENT

THIS EMPLOYMENT AGREEMENT (this “Agreement”) is entered into by VOLCANO CORPORATION (the “Company”) and DARIN LIPPOLDT (the “Executive”), effective as of August 1, 2010 (the “Effective Date”).

WHEREAS, the Company and the Executive wish to enter into an employment relationship where the Executive will serve in the position of Senior Vice President, General Counsel.

NOW THEREFORE, in consideration of the premises and the mutual covenants herein contained, the Company and the Executive hereby agree as follows:

1. DEFINITIONS. For purposes of this Agreement, the following terms will have the meanings set forth below:

(a) “Annual Base Salary” will mean the Executive’s rate of regular base annual compensation prior to any reduction under (i) a salary reduction agreement pursuant to Section 401(k) or Section 125 of the Code or (ii) any plan or arrangement deferring any base salary.

(b) “Board” will mean the Board of Directors of the Company. The Board may delegate its authority to a committee of the Board (the “Committee”). Unless otherwise specified in the Agreement, the term “Board” will include any Committee (or sub-committee) to which the Board’s authority has been delegated.

(c) “Cause” any of the following (i) conviction of the Executive by a court of competent jurisdiction of, or entry of a plea of nolo contendre to, any felony or a crime involving moral turpitude; (ii) the Executive’s knowing failure or refusal to follow reasonable instructions of the CEO or the Board or reasonable policies, standards and regulations of the Company or its affiliates; (iii) the Executive’s failure or refusal to faithfully and diligently perform the usual, customary duties of his employment with the Company or its affiliates; (iv) unprofessional, unethical, immoral or fraudulent conduct by the Executive; (v) conduct by the Executive that materially discredits the Company or any affiliate or is materially detrimental to the reputation, character and standing of the Company or any affiliate or (vi) the Executive’s material breach of his Proprietary Information and Inventions Agreement. An event described in (ii) through (vi) above will not be treated as “Cause” until after the Executive has been given written notice of such event, failure or conduct and the Executive fails to cure such event, failure, conduct or breach, if curable, within thirty (30) days after such written notice.

(d) “Change in Control” will mean the occurrence of one (1) or more of the following events:

(i) The date that any Person (other than a trustee or other fiduciary holding securities under an employee benefit plan of the Company, or a company owned directly or indirectly by the stockholders of the Company in substantially the same proportions as their ownership of stock of the Company), or more than one such Person acting as a group (as determined under Treasury Regulations Section 1.409A-3(i)(5)(v)(B)), acquires ownership of the

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stock of the Company representing more than thirty-five percent (35%) of the total combined voting power of the Company’s then-outstanding stock;

(ii) The date that any Person (other than a trustee or other fiduciary holding securities under an employee benefit plan of the Company, or a company owned directly or indirectly by the stockholders of the Company in substantially the same proportions as their ownership of stock of the Company), or more than one such Person acting as a group (as determined under Treasury Regulations Section 1.409A-3(i)(5)(v)(B)), acquires assets from the Company that have a total gross fair market value equal to or more than 40% of the total gross fair market value of all of the assets of the Company immediately before such acquisition (with “gross fair market value” determined without regard to any liabilities associated with such assets);

(iii) The date that the majority of members of the Board are replaced during any twelve (12)-month period by directors whose appointment or election is not endorsed by a majority of the members of the Board prior to the date of such appointment or election.

Notwithstanding the foregoing, in no event will a Change in Control be deemed to have occurred if, with respect to the Executive, the Executive is part of a purchasing group which consummates the Change in Control transaction. The Executive will be deemed “part of the purchasing group” for purposes of the preceding sentence if the Executive is an equity participant or has agreed to become an equity participant in the purchasing company or group (except for (a) passive ownership of less than five percent (5%) of the voting securities of the purchasing company; or (b) ownership of equity participation in the purchasing company or group which is otherwise deemed not to be significant, as determined prior to the Change in Control by a majority of the non-employee continuing directors of the Board).

(e) “COBRA” will mean the Consolidated Omnibus Budget Reconciliation Act of 1985, as well as any state law of similar effect.

(f) “Good Reason” for resignation from employment with the Company and any successor entity will exist if any of the following actions are taken by the Company or any successor entity without the Executive’s prior written consent thereto:

(i) a material adverse change in the character or scope of the Executive’s, duties, responsibilities, reporting structure or authority;

(ii) a material adverse reduction in the Executive’s Annual Base Salary;

(iii) the Company’s relocation of the Executive’s primary work location to a location that increases the Executive’s one way commute by more than fifty (50) miles; or

(iv) the material failure of the Company or any successor entity to perform its obligations under this Agreement;

provided, however, that in order to resign for Good Reason, the Executive must (1) provide written notice to the Company’s Chief Executive Officer within 30 days after the first occurrence of the event giving rise to Good Reason setting forth the basis for the

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resignation, (2) allow the Company (or any successor, as applicable) at least 30 days from receipt of such written notice to cure such event, and (3) if such event is not reasonably cured within such period, the Executive’s resignation from all positions he then holds with the Company and any successor entity is effective not later than 90 days after the expiration of the cure period.

(g) “Person” will have the meaning ascribed thereto in Section 3(a)(9) of the Exchange Act, as modified, applied and used in Sections 13(d) and 14(d) thereof; provided, however, a Person will not include (i) the Company or any of its respective subsidiaries, (ii) a trustee or other fiduciary holding securities under an employee benefit plan of the Company or any of its respective subsidiaries (in its capacity as such), (iii) an underwriter temporarily holding securities pursuant to an offering of such securities.

2. DUTIES; SCOPE OF EMPLOYMENT; COMPENSATION AND BENEFITS.

(a) Position and Duties. The Company will employ the Executive to the position of Senior Vice President, General Counsel. The Executive will devote substantially all of the Executive’s business efforts and time to the Company. The Executive agrees not to actively engage in any other employment, occupation or consulting activity for any direct or indirect remuneration without the prior approval of the Chief Executive Officer, provided, however, that the Executive may engage in the following as long as such activities do not materially interfere with the Executive’s duties and responsibilities with the Company: (i) serve on the board of one (1) unaffiliated corporation or the board of a trade association or charitable organization; (ii) engage in charitable activities and community affairs; or (iii) manage the Executive’s personal investments and affairs; provided, however, that service on the board on an unaffiliated corporation, association or organization will be subject to the reasonable prior approval of the Chief Executive Officer, which will not be unreasonably withheld or delayed.

(b) Annual Base Salary. The Executive’s Annual Base Salary will be $250,000. This amount shall be reviewed annually in January of each year by the Board or Chief Executive Officer and, in the sole discretion of the Board or CEO, may be adjusted upward with such adjustments effective January 1 of the respective year.

(c) Bonus. The Executive’s target bonus opportunity will be twenty (20%) of the Executive’s Annual Base Salary, with a target range of 0-40%. The Executive’s actual bonus earned will be determined based on the Executive’s performance and achievement of corporate objectives and such other terms as determined by the Board or the Chief Executive Officer, as applicable. For performance in 2010, the Executive will be eligible to earn the full amount of the bonus, payable in cash, as well as a performance-based stock option grant with a target value of 6,700 shares and a performance-based restricted stock unit (“RSU”) award with a target value of 2,800 shares. The stock awards will be granted under the Company’s Amended and Restated 2005 Equity Incentive Plan (the “Plan”) and will be subject to the standard form of award agreement thereunder. In order to earn any bonus, the Executive must remain employed through the last day of the applicable performance period, and, with respect to the equity grants, and to the extent otherwise required in the bonus plan document, through the actual payment date. Any earned bonus will be paid no later than March 15 of the year following the year of performance.

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(d) Employee Benefits. The Executive and the Executive’s dependents, if applicable, will be entitled to participate in all employee benefit plans, practices, policies and programs sponsored by the Company, on the same terms and conditions as generally applicable to employees of the Company, including but not limited to medical, dental and vision insurance, paid time off, life insurance, and 401(k) retirement savings plan.

(e) Equity Plans. Subject to Board approval, the Company will grant the Executive an option (the “Option”) to purchase 28,000 shares of the Company’s common stock pursuant to the Plan at an exercise price equal to 100% of the fair market value of the Company’s common stock on the date of grant. The Option will be subject to a four-year vesting period subject to the Executive’s continued services with the Company, with twenty-five percent (25%) of the shares subject to the Option vesting on the one year anniversary of the vesting commencement date, and one-forty-eighth (1/48th) of the shares subject to the Option vesting for each month of continued service thereafter. The Option will be governed by the terms and conditions of the Plan and the Executive’s individual Option agreement. In the future, the Executive may be eligible for additional equity awards granted pursuant to the Company’s equity incentive plans, upon such terms as the Board may determine in its sole discretion.

3. TERMINATION. The Executive’s employment relationship with the Company is at-will. Accordingly, either the Executive and the Company may terminate the employment relationship at any time, with or without cause, and with or without advance notice. However, if on or within 12 months following the closing of a Change in Control, (a) the Company or a successor corporation terminates the Executive’s employment without Cause and other than as a result of death or disability, or (b) the Executive resigns for Good Reason, and provided such termination constitutes a “separation from service” (as defined under Treasury Regulation Section 1.409A-1(h)) (a “Separation from Service”), then subject to the Executive’s obligations below, the Executive will be entitled to receive (collectively, the “Change in Control Severance Benefits”):

(a)	a cash lump-sum payment in an amount equal to (i) 12 months of the Executive’s Annual Base Salary, if the termination occurs on or before the first anniversary of the Effective Date, and (ii) 6 months of the Executive’s Annual Base Salary, if the termination occurs at any time thereafter, in either case at the rate of Annual Base Salary in effect on the effective date of the termination, ignoring any decrease in Annual Base Salary that forms the basis for Good Reason (the “Lump Sum Salary”);

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if the Executive timely elects continued coverage under COBRA for himself and his covered dependents under the Company’s group health plans following such termination or resignation of employment, then the Company will pay the COBRA premiums necessary to continue the health insurance coverage in effect for the Executive and his eligible dependents on the termination date until the earliest of (i) the close of (A) the 12 month period following the termination of employment if the termination occurs on or before the first anniversary of the Effective Date, and (B) the 6 month period following the termination date if the termination occurs any time thereafter, (ii) the expiration of his eligibility for the continuation coverage under COBRA, or (ii) the date when he becomes eligible

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for substantially equivalent health insurance coverage in connection with new employment or self-employment; and

(c)	full acceleration of the vesting of all of the Executive’s then-outstanding compensatory stock grants as of the date of termination.

Such Severance Benefits are conditional upon (a) the Executive continuing to comply with his obligations under his Proprietary Information and Inventions Agreement following the termination date; and (b) the Executive delivering to the Company an effective, general release of claims in favor of the Company in a form acceptable to the Company within 60 days following his termination date. The Lump Sum Salary will be paid on 60th day following the termination date.

4. SECTION 409A COMPLIANCE. It is intended that all of the severance benefits and other payments payable under this Agreement satisfy, to the greatest extent possible, the exemptions from the application of Internal Revenue Code Section 409A provided under Treasury Regulations 1.409A-1(b)(4), 1.409A-1(b)(5) and 1.409A-1(b)(9), and this Agreement will be construed to the greatest extent possible as consistent with those provisions. For purposes of Section 409A (including, without limitation, for purposes of Treasury Regulation Section 1.409A-2(b)(2)(iii)), the Executive’s right to receive any installment payments under this Agreement (whether severance payments, reimbursements or otherwise) will be treated as a right to receive a series of separate payments and, accordingly, each installment payment hereunder will at all times be considered a separate and distinct payment. Notwithstanding any provision to the contrary in this letter, if the Executive is deemed by the Company at the time of the Separation from Service to be a “specified employee” for purposes of Section 409A(a)(2)(B)(i), and if any of the payments upon Separation from Service set forth herein and/or under any other agreement with the Company are deemed to be “deferred compensation”, then to the extent delayed commencement of any portion of such payments is required in order to avoid a prohibited distribution under Section 409A(a)(2)(B)(i) and the related adverse taxation under Section 409A, such payments will not be provided to the Executive prior to the earliest of (i) the expiration of the six-month period measured from the date of the Separation from Service with the Company, (ii) the date of the Executive’s death or (iii) such earlier date as permitted under Section 409A without the imposition of adverse taxation. Upon the first business day following the expiration of such applicable Section 409A(a)(2)(B)(i) period, all payments deferred pursuant to this paragraph will be paid in a lump sum to the Executive, and any remaining payments due will be paid as otherwise provided herein or in the applicable agreement.

5. PROPRIETARY INFORMATION AND INVENTIONS. The Executive agrees to continue to be bound and abide by the terms of his Proprietary Information and Inventions Agreement. Executive acknowledges that nothing in this Agreement relieves the Executive of his obligations under that agreement.

6. MISCELLANEOUS.

(a) Arbitration. In the event of any dispute under the provisions of this Agreement, other than a dispute in which the primary relief sought is an equitable remedy such as an injunction, the parties will be required to have the dispute, controversy or claim settled by

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arbitration in San Diego, California in accordance with the National Rules for the Resolution of Employment Disputes then in effect of the American Arbitration Association, before a panel of three arbitrators, two of whom will be selected by the Company and the Executive, respectively, and the third of whom will be selected by the other two arbitrators. Any award entered by the arbitrators will be final, binding and nonappealable and judgment may be entered thereon by either party in accordance with applicable law in any court of competent jurisdiction. This arbitration provision will be specifically enforceable. The arbitrators will have no authority to modify any provision of this Agreement or to award a remedy for a dispute involving this Agreement other than a benefit specifically provided under or by virtue of the Agreement.

(b) Offsets. The severance benefits provided under this Agreement are intended to satisfy, to the greatest extent possible, any and all statutory obligations that may arise out of the Executive’s termination of employment including, without limitation, the Worker Adjustment and Retraining Notification Act.

(c) Notices. For the purpose of this Agreement, notices and all other communications provided for in this Agreement will be in writing and will be deemed to have been duly given when delivered or mailed by United States certified mail, return receipt requested, postage prepaid, addressed to the respective addresses set forth below, or to such other address as either party may have furnished to the other in writing in accordance herewith, except that notice of change of address will be effective only upon actual receipt:

To the Company:

Chief Executive Officer

Volcano Corporation

3661 Valley Centre Drive, Suite 200

San Diego, CA 92130

To the Executive:

Mr. Darin Lippoldt

At the address most recently on file with the Company

With a copy to:

Cooley LLP

Attn: Gordon Ho, Esq.

Five Palo Alto Square – 4th Floor

3000 El Camino Real

Palo Alto, CA 94306-2155

(d) Amendments. No provision of this Agreement may be adversely modified, waived or discharged unless such waiver, adverse modification or discharge is agreed to in writing and signed by the Executive and such officer as may be specifically designated by the Company. No waiver by either party hereto at any time of any breach by the other party hereto of, or compliance with, any condition or provision of this Agreement to be performed by such

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other party will be deemed a waiver of similar or dissimilar provisions or conditions at the same or at any prior or subsequent time.

(e) Entire Agreement. This Agreement contains the entire agreement between the parties concerning the subject matter hereof and supersedes all prior agreements, understandings, discussions, negotiations and undertakings, whether written or oral, express or implied, between the parties with respect thereto, including but not limited to the offer letter dated June 25, 2010.

(f) Applicable Law. The validity, interpretation, construction and performance of this Agreement will be governed by the laws of the State of California without regard to the principles of conflict of laws thereof.

(g) Withholding. Any payments provided for hereunder will be paid net of any applicable withholding required under federal, state or local law and any additional withholding to which the Executive has agreed.

(h) Mutual Intent. All parties participated in the drafting of the Agreement, and the language used in this Agreement is the language chosen by the Executive and the Company to express their mutual intent. The parties agree that in the event that any language, section, clause, phrase or word used in the Agreement is determined to be ambiguous, no presumption will arise against or in favor of either party and that no rule of strict construction will be applied against either party with respect to such ambiguity.

(i) Validity. The invalidity or unenforceability of any provision of this Agreement will not affect the validity or enforceability of any other provision of this Agreement, which will remain in full force and effect.

(j) Counterparts. This Agreement may be executed in several counterparts, each of which will be deemed to be an original but all of which together will constitute one and the same instrument.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first written above.

VOLCANO CORPORATION
By:	/s/ John Dahldorf
Name:	John Dahldorf
Title:	CFO

EXECUTIVE

Darin Lippoldt:	/s/ Darin Lippoldt

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